Crescent Shareholders Approve Acquisition by Morgan Stanley Real Estate
74% of Shares Outstanding Support Transaction
FORT WORTH, Texas—(BUSINESS WIRE)—Aug. 1, 2007—Crescent Real Estate Equities (NYSE: CEI) today announced that at a special meeting held today, Crescent shareholders voted to approve Crescent’s previously announced proposed acquisition by affiliates of Morgan Stanley Real Estate. Approximately 74% of common shares outstanding voted in favor of the transaction. Approximately 99% of the total shares voted were voted in favor of the transaction. Under the terms of the merger agreement announced on May 22, 2007, Crescent shareholders will receive $22.80 in cash for each CEI share held. The results of the shareholder vote were certified by Broadridge. As previously announced, the transaction is expected to close on August 3, 2007. The closing is subject to the satisfaction or waiver of the various conditions set forth in the merger agreement.
John C. Goff, Crescent’s vice-chairman and chief executive officer, said, “We are pleased to have such support from our shareholders. The results of today’s meeting clearly demonstrate that shareholders, like management and the Board, believe this transaction is in their best interests and reflects the value of the Crescent franchise our associates have worked hard to build. We look forward to working closely with Morgan Stanley Real Estate for a smooth and seamless transition.”
Under the terms of the merger agreement, Crescent will be merged into an affiliate of Morgan Stanley Real Estate, the separate legal existence of Crescent will cease, and the affiliate of Morgan Stanley Real Estate will continue as the surviving entity.
ABOUT CRESCENT
Crescent Real Estate Equities Company (NYSE: CEI) is a real estate investment trust headquartered in Fort Worth, Texas. Through its subsidiaries and joint ventures, Crescent owns and manages a portfolio of 52 premier office buildings totaling 23 million square feet located in select markets across the United States with major concentrations in Dallas, Houston, Denver, Miami, and Las Vegas. Crescent also holds investments in resort residential developments in locations such as Scottsdale, AZ, Vail Valley, CO, and Lake Tahoe, CA; and in the wellness lifestyle leader, Canyon Ranch(R). For more information, visit Crescent’s Web site at www.crescent.com.
FORWARD-LOOKING STATEMENTS
This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. Crescent assumes no duty whatsoever to update these forward-looking statements or to conform them to future events or developments.
CONTACT: Crescent
Jane E. Mody, 817-321-1086
Managing Director and Chief Financial Officer
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Jeremy C. Sweek, 817-321-1464
Investor & Media Relations Senior Manager
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Morgan Stanley
Media Relations
Alyson D’Ambrisi, 212-762-7006